EXHIBIT 5.1

WILMER CUTLER PICKERING

HALE AND DOOR LLP

399 PARK AVENUE

NEW YORK, NY 10022

+1 212 230 8800

+1 212 230 8888 fax

www.wilmerhale.com

April 20, 2005

Mechanical Technology Incorporated

431 New Karner Road

Albany, NY 12205

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1, as amended (the "Registration Statement") (File No. 333-121868), to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 1,328,242 shares of common stock, $1.00 par value per share (the "Shares"), of Mechanical Technology Incorporated, a New York corporation (the "Company"), which may be sold by the stockholder listed in the Registration Statement (the "Selling Stockholder").

We are acting as securities counsel for the Company in connection with the Registration Statement. We have examined signed copies of the Registration Statement to be filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, the Certificate of Incorporation and Bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholder have been duly authorized and are validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By: /s/ Knute J. Salhus

Knute J. Salhus, a Partner